U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ALTERNET SYSTEMS, INC.
   (Formerly SchoolWeb Systems Inc. and formerly North Pacific Capital Corp.)
              (Name of Small Business Issuer in its Charter)

         Nevada                            3576                   88-0473897
(State or jurisdiction of    (Primary Standard Industrial      I.R.S. Employer
incoporation or organization) Classification Code Number)   Identification No.)

                       Suite 280 - 815 West Hastings Street
                            Vancouver, Canada V6E 1T9
                                Tel: (604) 608-2540
                                Fax: (604) 608-8775

            (Address and telephone number of Registrant's principal
                  executive offices and principal place of business)

                          711 South Carson Street Suite 4
                             Carson City, Nevada 89701
                                Tel: (775) 882-4641;
          (Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933 check the following box.     ( X )

                         CALCULATION OF REGISTRATION FEE

Title of each     Amount to be    Proposed Maximum    Proposed     Amount
class of          registered(1)   offering price      maximum         of
securities                        per share of        aggregate    registration
to be registered                  common stock(2)    offering         fee
                                                       price

Common Stock       7,764,000        $0.35              $2,717,400    $250.24

The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1) The total number of shares of common stock to be sold by shareholders on a continuous offering basis under Rule 415 including 1,125,000 shares of common stock which may be issued upon exercise of 1,125,000 outstanding share purchase warrants;

(2) There is presently no market for the securities of the Company. As a result, it is not possible to calculate the price of the offering in accordance with Rule 457(c) or Item 501 of Regulation S-K and it is impracticable to state the price to the public. The proposed maximum offering price per share of common stock represents the price at which shares of common stock were last sold from treasury on a private placement basis.

(3)  The calculation (given footnote 2 above) was as follows:
     (7,764,000 shares x $0.35)($92/1,000,000)=$250.24

                                 PROSPECTUS
                           ALTERNET SYSTEMS, INC.
 (formerly SchoolWeb Systems Inc. and formerly North Pacific Capital Corp.)
                      1007 North Federal Hwy. Suite 304
                           Fort Lauderdale, Florida
                                  USA 33304
                           Toll Free: (866) 608-2540
                              Fax: (954) 764-6332

                                 7,764,000 Shares
                                    Common Stock *

     Alternet Systems Inc., a Nevada corporation, is hereby offering shares of common stock pursuant to the terms of this prospectus. A total of 7,764,000 shares of common stock are to be registered, as follows (maximum amounts): (a) 6,639,000 shares of common stock for selling shareholders; (b) 1,125000 shares of common stock which are reserved for issuance upon the exercise of 1,125,000 share purchase warrants of the Company previously distributed by the Company under a private placement. Cash proceeds received by the Company from the exercise of the warrants will be used primarily as working capital for the Company.

     The shares offered hereby are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment (See "Risk Factors" on page 5).

     These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission nor has the U.S. Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     Information contained herein is subject to completion or amendment. The registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                    Subject to Completion, Dated: ______________, 2002

                              TABLE OF CONTENTS

Prospectus Summary                                                    4
Risk Factors                                                          6
Use Of Proceeds                                                      12
Determination Of Offering Price                                      13
Plan Of Distribution                                                 13
Legal Proceedings                                                    14
Directors, Executive Officers, Promoters and Control Persons         14
Security Ownership Of Certain Beneficial Owners And Management       16
Description Of Securities                                            17
Interest Of Named Experts And Counsel                                18
Disclosure Of Commission Position On Indemnification
 For Securities Act Liabilities                                      18
Organization Within Last Five Years                                  21
Description Of Business                                              21
Management's Discussion and Analysis of Financial
 Condition and Results of Operations                                 49
Description Of Property                                              31
Certain Relationships And Related Transactions                       31
Market For Common Equity And Related Shareholder Matters             32
Executive Compensation                                               33
Financial Statements                                                 34
Changes In And Disagreements With Accountants
 On Accounting And Financial Disclosure                              55
Available Information                                                55

                             PROSPECTUS SUMMARY

The following summary is qualified in its entirety by detailed information appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety.

The Company.

(a)  Background.

Alternet was incorporated in the State of Nevada on June 26, 2000, under the name of "North Pacific Capital Corp.". Alternet sought, at its meeting of shareholders to be held on December 20, 2001, shareholder approval to change its name to "SchoolWeb Systems Inc." This approval was granted and the name change documents were filed with the State of Nevada April 11, 2002 with the name change effective December 20, 2001. Alternet sought shareholder approval to a further name change at its meeting of shareholders dated May 10, 2002. At this meeting, shareholder approval was granted to change the name of the Company to "Alternet Systems, Inc." and this name change was effected on May 14, 2002.

Alternet's wholly owned subsidiary, SchoolWeb Holdings Inc., was incorporated in the State of Nevada on October 13, 2000 under the name of "Alternet Systems, Inc." On January 1, 2001 it entered into the License Agreement with Advanced Interactive Inc. and its subsidiary, Advanced Interactive (Canada) Inc. (collectively, "AII") and subsequently changed its name, on March 6, 2001, to "SchoolWeb Systems Inc.". On July 3, 2001 the Company's name was changed to "SchoolWeb Holdings Inc.", its present name.

The Company's registered office in the State of Nevada is 711 South Carson Street Suite 4, Carson City, Nevada 89701. The address of its executive office in Florida is Suite 304 - 1007 North Federal Hwy, Ft. Lauderdale, Florida 33304. The address of its registered office in Canada is Suite 280 - 815 West Hastings Street, Vancouver British Columbia, Canada V6C 1B4.

(b)Business.

SchoolWeb's business is the marketing and distribution of the SchoolWeb hardware and software system. The SchoolWeb hardware system and software were developed as a result of Advanced Interactive Inc.'s subsidiary, Advanced Interactive Canada Inc. (collectively, "AII") being awarded a $650,000 contract in 1999 to provide a low cost, distance-learning Internet access system for an initial pilot of 20 British Columbia, Canada schools. The contract was awarded to Advanced Interactive Canada Inc. by the Government of British Columbia.

Alternet and its subsidiary, SchoolWeb Holdings Inc., license the SchoolWeb System from AII the rights to market and distribute AII's caching software (which is the basis of the SchoolWeb System's software) under the terms of a License Agreement. The terms of the License Agreement call for monthly payments to AII and a royalty percentage of revenue SchoolWeb realizes from sales of the SchoolWeb System.

Utilizing satellite broadcasting and caching server technology, SchoolWeb is the first Internet access system developed specifically for schools. The SchoolWeb system delivers up to ten times more user capacity than a telecom line system of equivalent cost and provides students with e-mail and website hosting capabilities. It allows schools to have a large number of students accessing the internet at the same time at a lower cost than traditional solutions.

Each basic SchoolWeb "system" or software / hardware package is comprised of the SchoolWeb Librarian software, Linux Operating System, a network server, redundant file system, software configuration, uninterruptible power supply, satellite or cable port, SchoolWeb user license, 24 hour technical support (provided by AII through the License Agreement), On-site installation and training (provided by resellers and distributors), system maintenance and 5X9 on-site warranty.

The Offering.

Shares of common stock of the Company will be sold on a continuous delayed basis under a shelf registration under Rule 415.
 A total of 7,764,000 shares of common stock are to be registered, as follows (maximum amounts):

     - 6,639,000 shares of common for selling shareholders.

     - 1,125,000 shares of common stock reserved for issuance, upon payment of the exercise price of $0.50 to exercise 1,125,000 share purchase warrants of the Company.

Liquidity of Investment.

Although the shares will be free of resale restrictions once qualified by this Prospectus, there exists only a limited public market for the shares. Therefore, an investor may not be able to sell shares when he or she wishes; therefore, an investor may consider his or her investment to be long-term.

Risk Factors.

The securities offered hereby are highly speculative in nature and involve a high degree of risk. They should be purchased only by persons who can afford to lose their entire investment. Therefore, each prospective investor should, prior to purchase, consider very carefully the following risk factors, as well as all other information set forth in this prospectus.

Changes in market for the SchoolWeb product:

We may be unable to anticipate changes in our target market or our customers' needs;

Reliance on technological infrastructure:

Our infrastructure may fail (including our servers, hardware and software) to efficiently handle the traffic it is required to handle;

Growth challenges:

We might not be able to handle a rapidly expanding operation and various problems associated with this (such as installations, timing and amount of capital expenditures and other problems);

Dependence on key personnel and management:

Because of our small size, we are particularly dependent on, and vulnerable to the departure of, our key personnel and management.

Vulnerability to a general economic downturn:

General economic conditions may affect school funding for intellectual property initiatives through federal, state and provincial budget cuts;

The Company is still a development stage company:

Although the Company (through its subsidiary) has been developing and testing its product at various sites for the previous two years, the Company has yet to generate revenue from its products. Accordingly, it has no profitable operating history upon which investors may rely. The Company has received no revenues from operations and expects that most of its revenues in the foreseeable future will be required to expand its sales force and pay its obligations to third parties under its software licensing agreement. The Company's payments on its software licence with Advanced Interactive Inc. exceed its revenues for any month of operations to date.

Limited Operating History and Sales Revenue to date:

We have had no sales revenue to date and have a limited operating history. We have incurred significant operating losses, including a net loss of $(263,249) in Fiscal 2001. At December
31, 2001, we had an accumulated deficit during development stage of $(263,249).

Cost of establishing a presence in the market for the Company's products:

Our future growth and profitability will be principally dependent upon our ability to successfully market or license the SchoolWeb System. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business in a highly competitive industry. We anticipate that we will incur substantial operating expenses in connection with marketing and distribution of our SchoolWeb System and expects these expenses to result in continuing losses until such time as we are able to achieve adequate revenue levels. There can be no assurance that we will be able to significantly increase revenues or achieve profitable operations. We may be unable to attract or retain customers. Failure to obtain additional capital, if needed, would have a material adverse effect on our operations. Changes in laws (especially laws relating to our trademarks or intellectual property) could hurt our business;

We may not be able to secure required loan or equity funding in the future:

We presently require (and may require in the future) additional funding in the form of loans or equity investments.We intend to seek these funds through equity financing, collaborative arrangements with server manufacturers or from other sources. We may also require additional funds in order to acquire technology or products that complement our existing SchoolWeb System. Financing may not be available or on terms acceptable to us. Additional equity financings could result in significant dilution to existing shareholders. If sufficient capital is not available, or available at prohibitive cost, we may be required to delay, reduce the scope of our various operations, especially distribution and marketing operations.

If we are unable to generate significant revenues, our License
Agreement with AII could be terminated if license payments are not made;

The Company may lose important Intellectual Property, Trademarks and Licenses.

We consider patent protection and proprietary technology, or the lack thereof, to be materially significant to its business. Because our SchoolWeb System is Linux based (and because Linux software code is in the public domain as "shareware") it is unlikely that the SchoolWeb System itself (and its cold fusion code) could be patented. It is further unlikely that the process by which AII writes the SchoolWeb System software from available Linux software and code is patentable. We have no certain patent protection.

We are particularly vulnerable to any loss of the license with which we license the SchoolWeb System from AII. This could happen if we are unable to make required payments under the license agreement with AII and the payments under this agreement exceed our revenues to date significantly.

Changes in laws (especially laws relating to our trademarks or intellectual property) could hurt our business

Other companies may independently develop similar technologies to the SchoolWeb System.

Litigation, which could result in substantial cost to us, may be necessary to enforce our rights provided under license. We may be unable to protect our intellectual property rights or AII may be unable to protect its intellectual property rights;

Dependence on Outsourced Installations, software maintenance and distribution:

We rely on other companies (under software license, sub-license and distribution agreements) to install, maintain and distribute our SchoolWeb system. As a result, if these other companies fail to perform their obligations, our financial affairs and business may be hurt.

At this time, the Company has not granted exclusivity rights to any one distributor and is thus less vulnerable to such failures than some companies.

We rely on AII for product development, product support and some installation services under the terms of the License Agreement. If AII fails to meet its obligations under the License Agreement, we may not be able to continue to do business;

Competition.

A number of major server manufacturers (IBM, Compaq, Dell) are attempting to "bundle" their server sales with sales of higher margin software packages and other server "add-ons". As a result, while there is little direct competition for the Company's SchoolWeb system now, these potential competitors may attempt to develop competitive products. These companies have greater resources, experience and credibility with customers than the Company does at this time.

Dependence on and Management of Future Corporate Relationships

The success of the Company's business strategy may be dependent on its ability to enter into distributorship and software sub-licence agreements because the Company is not large enough to install and maintain servers and the SchoolWeb System in the large geographical area it wishes to sell them in. As a result, if the Company is unable to enter into such distributorship and sub-licence relationships, it may be unable to expand its operations and its sales revenues.

To a certain extent, the agreement between AII and Hewlett Packard (Canada), to which Alternet has consented, may provide the SchoolWeb Systems with distribution but there can be no assurance that Hewlett Packard (Canada) will generate sales of the SchoolWeb System.

Currency Fluctuations.

We report our financial position and results of operations in US dollars in our financial statements.

However, because a large portion of the Company's operations are in Canada (and near term sales revenues, if any, are likely to be primarily from Canada), we are exposed to foreign currency fluctuation and such fluctuations may materially affect the Company's financial position and results of operations.
We do not currently take any steps to hedge against currency fluctuations. As most of our actual or potential Canadian business relationships are with educational institutions which are hesitant to enter into US dollar transactions, we are unable to completely hedge against currency fluctuations.

Payments under the software license agreement with Advanced Interactive Inc., our largest single expenditure and cost, are made in US dollars and, as a result, this particular cost is not vulnerable to currency fluctuations. If the Canadian dollar were to depreciate, however, it is possible that revenues we believed would cover payments under the license agreement would not be adequate once converted to US currency.

Our accounts are maintained in US dollars including our accounts in Canada.

Management of Growth.

Our future growth, if any, may cause a significant strain on its management, operational, financial and other resources.

Control of the Company by Officers and Directors.

Our officers and directors beneficially own an absolute majority of the Company's stock and will still, after completion of the offering contemplated in this registration statement, have approximately 38% of the outstanding shares of the Company's common stock. As a result, such persons, acting together, have the ability to exercise significant influence over all matters requiring shareholder approval. Accordingly, it could be difficult for the investors hereunder to effectuate control over the affairs of the Company.

Therefore, it should be assumed that the officers, directors, and principal common shareholders who control the majority of voting rights will be able, by virtue of their stock holdings, to control the affairs and policies of the Company.

Limited Public Market for Company's Securities.

There is only a very limited market for the shares of common stock being offered. There can be no assurance that an active trading market will develop or that purchasers of the shares will be able to resell their securities, even at a loss. The securities are not listed on any national exchange and are not posted for trading on any facility such as the NASD's OTCBB or the "pink sheets". It is unclear what the listing procedures and requirements for the proposed "BBX" exchange in the United States would be and, as a result, it is impossible to know whether or not the Company would be able to list on it.

Even if a market were to develop or we were to successfully seek to post for trading our securities on an exchange or a trading facility such as the NASD's OTCBB (which we are seeking to do), the market prices for the securities of technology companies have historically been highly volatile and, since 2000, have experienced (overall) a significant deflation.

In addition, equity markets from time to time experience significant price and volume fluctuations that are unrelated to the operating performance of any particular company. The market price of the Company's shares may be affected significantly by factors such as announcements of results or developments by the Company or its competitors, variations in the Company's results of operations, and market or general economic conditions. The market price for the Company's shares may also be affected by movements in prices of stock in general. As a result of these factors, purchasers of the shares offered hereby may not be able to liquidate an investment in the shares readily or at all.

Effects of Failure to Maintain Market Makers.

Even if we were successful in securing the agreement of market makers to post our securities for trading on the NASD's OTCBB, we may be unable to maintain National Association of Securities Dealers, Inc. member broker/dealers as market makers and the liquidity of the common stock could be impaired, not only in the number of shares of common stock which could be bought and sold, but also through possible delays in the timing of transactions, and lower prices for the common stock than might otherwise prevail. Furthermore, the lack of market makers could result in persons being unable to buy or sell shares of the common stock on any secondary market. There can be no assurance the Company will be able to maintain such market makers.

Offering Price.

The offering price of the shares for the purpose of calculating the registration fee with the SEC was determined in reference to the last sale from treasury (by way of private placement sale exempt from registration under Regulation D, Rule 506) of shares. The price of this last sale was $0.35 per share.

It is not possible to determine the price selling shareholders will offer their shares to the public at as there is no market for the shares at present, the shares are not listed on any exchange at present and there is no trading history for the shares.

Shares Eligible For Future Sale.

12,385,000 shares of common stock which are currently held, directly or indirectly, by management have been issued in reliance on the private placement exemption under the Securities Act of 1933 and are not registered for resale pursuant to this registration statement.

Such shares will not be available for sale in the open market without separate registration except in reliance upon Rule 144 under the Securities Act of 1933. In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares acquired in a non-public transaction for at least one year, including persons who may be deemed affiliates of the Company (as that term is defined under that rule) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume during the four calendar weeks preceding such sale, provided that certain current public information is then available. If a substantial number of the shares owned by these shareholders were sold pursuant to Rule 144 or a registered offering, the market price of the common stock could be adversely affected.

ITEM 4: USE OF PROCEEDS

We will not receive proceeds from the sale of shares sold by selling shareholders. The price at which these selling shareholders will sell their shares cannot be practicably determined or estimated as there is no market for our securities. The only proceeds we will receive from the sale of shares under this prospectus relate to the funds which the Company will receive from exercise of warrants. The exercise of these warrants would result in proceeds to the Company of $562,500 (1,125,000 warrants outstanding until February 28, 2004 exercisable for one common shares at an exercise price of $0.50 per share).

The following table sets forth the use of proceeds from the exercise of the warrants:

Use of Proceeds                                 Maximum Offering
                                            Amount          Percent

Transfer Agent Fee                          $  1,200          0.21%
Printing Costs                              $    600          0.12%
Legal Fees                                  $ 36,000          6.40%
Accounting Fees                             $ 12,000          2.13%
Working Capital                             $512,700         91.14%
Total                                       $562,500        100.00%

Management anticipates expending these funds for the purposes indicated above. To the extent that expenditures are less than projected, the resulting balances will be retained and used for general working capital purposes or allocated according to the discretion of the board of directors. Conversely, to the extent that such expenditures require the utilization of funds in excess of the amounts anticipated, supplemental amounts may be drawn from other sources, including, but not limited to, general working capital and/or external financing. The net proceeds of this offering that are not expended immediately may be deposited in interest or non-interest bearing accounts, or invested in government obligations, certificates of deposit, commercial paper, money market mutual funds, or similar investments.

ITEM 5: DETERMINATION OF OFFERING PRICE

There is no existing market for the securities of the Company and, as a result, it cannot be practicably determined what will be the offering price selling shareholders sell their securities for.

The exercise price of $0.50 for the 1,125,000 share purchase warrants outstanding offered hereunder was determined by the Company and shareholders in negotiation.

ITEM 6: DILUTION

No dilution to existing shareholders will result from the offering to the public of common shares presently issued and outstanding.
No increase or decrease in the net tangible book value per share will be attributed to the cash payments made by purchasers of these shares as the purchases will be made from individuals and not from the Company's treasury.

There are 1,125,000 outstanding share purchase warrants exercisable for a period of two years at an exercise price of $0.50 per share purchase warrant. Each share purchase warrant is exercisable for one share of common stock.

Warrant holders who exercise their outstanding share purchase warrants will experience dilution as follows (assuming exercise of all outstanding warrants):

Net Tangible Book Value Per Share Before Warrants Exercised:         $0.002
Net Tangible Book Value Per Share After Warrants Exercised:          $0.036
Increase Attributable to Warrant Holders Exercising Warrants:        $0.034
Amount of dilution to Warrant Holders Upon Exercising Warrants:      $0.464
Percentage Dilution to Warrant Holders Upon Exercising Warrants:     92.80%

ITEM 7: SELLING SECURITY HOLDERS

     Selling shareholders will be offering a total of 7,764,000 shares of common stock of the Company, as follows (in the chronological order of their original issuance as restricted shares). A number of the selling shareholders are affiliates of the Company (and are designated in the list as such).

SHAREHOLDERS WITH COMMON SHARES PRESENTLY ISSUED AND OUTSTANDING:


Name of             Amount Beneficially      Amount Offered for    Amount Beneficially       Percentage
Selling               Owned Prior to        Selling Shareholder's       Owned after       Ownership after
Shareholder               Offering                 Account                Offering        Offering (1)
Shaun Greffard           1,000                     1,000                     0               0%
Donna Taylor             1,000                     1,000                     0               0%
Anna Lush                1,000                     1,000                     0               0%
Debra Lush               1,000                     1,000                     0               0%
Janet Horbulyk           1,000                     1,000                     0               0%
Masa Tamashiro           1,000                     1,000                     0               0%
Ron Frier                1,000                     1,000                     0               0%
Gerard Smith             1,000                     1,000                     0               0%
Pat Martel               1,000                     1,000                     0               0%
Lynne Martel             1,000                     1,000                     0               0%
Gina Wakeham             1,000                     1,000                     0               0%
Andy Martel              1,000                     1,000                     0               0%
Jennifer Mitchell        1,000                     1,000                     0               0%
Patrick Sipos            1,000                     1,000                     0               0%
Corrine Fiesel           1,000                     1,000                     0               0%
Richard Silas (2)      116,500                   116,500                     0               0%
Christopher D. Farber  118,500                   118,500                     0               0%
Streamline Investments
Inc. (3)             2,551,000                   847,000                1,704,000        11.05%
Nahatlatch Capital
Inc. (4)             2,550,000                   847,000                1,703,000        11.05%
Patrick Fitzsimmons
 (5)                 1,001,000                   333,000                  668,000         4.98%
Greg Protti (6)        501,000                   133,000                  368,000         2.39%
Grant Farkes           500,000                   133,000                  367,000         2.38%
Deborah Stockwell      500,000                   133,000                  367,000         2.38%
United Equities Manage-
 Ment Corp.          1,000,000                   333,000                  667,000         4.33%
Sheila Adams           250,000                   250,000                     0               0%
Pamela Briskar         250,000                   250,000                     0               0%
Tom Acheson            500,000                   500,000                     0               0%
Karen Acheson          500,000                   500,000                     0               0%
David Forsythe          10,000                    10,000                     0               0%
Cynthia M. Eden        500,000                   500,000                     0               0%
Brandon Douglas (9)    330,000                   330,000                     0               0%
Martin Dearden (7)      50,000                    50,000                     0               0%
Dennis Dearden (8)      50,000                    50,000                     0               0%
Michael Jacobs          50,000                    50,000                     0               0%
Janette Kryzankowsi     15,000                    15,000                     0               0%
Robert & Carolyn
 White                 100,000                   100,000                     0               0%
Michael Holden         150,000                   150,000                     0               0%
Glenn Burley            25,000                    25,000                     0               0%
Thomas Anderton        100,000                   100,000                     0               0%
Alan Gainsford          60,000                    60,000                     0               0%
Denis Ouellet           40,000                    40,000                     0               0%
Rainbow Creek Ranch
 Ltd.                   25,000                    25,000                     0               0%
Catherine Edwards       25,000                    25,000                     0               0%
John F. Marino          25,000                    25,000                     0               0%
San Juan Capital
 Corp.                  50,000                    50,000                     0               0%
Jan Guenther            25,000                    25,000                     0               0%
Charles W. Gay          25,000                    25,000                     0               0%
Karim Suleman           25,000                    25,000                     0               0%
Karima Meraly           25,000                    25,000                     0               0%
Murray Smith            25,000                    25,000                     0               0%
563663 BC Ltd.         100,000                   100,000                     0               0%
Streamline Investment
Inc. (3)                60,000                    60,000                     0               0%
Wes Huffman             30,000                    30,000                     0               0%
John Day                60,000                    60,000                     0               0%
Jacquelyn Scott         10,000                    10,000                     0               0%
Romeo Zoldan            15,000                    15,000                     0               0%
John F. Marino          10,000                    10,000                     0               0%
Charles W. Gay          75,000                    75,000                     0               0%
George S. Bailey        10,000                    10,000                     0               0%
Donald Castello         30,000                    30,000                     0               0%

SUBTOTAL:           12,483,000                 6,639,000                 5,844,000       38.56%


(1)  Assuming exercise of all outstanding warrants
(2) Richard Silas is a former director and President of the Company. He resigned from both offices on September 10, 2001.
(3) Streamline Investments Inc. is a company wholly owned by Michael Dearden, Director and President of the Company.
(4) Nahatlatch Capital Inc. is a company wholly owned by Griffin Jones, Director, Secretary and Treasurer of the Company.
(5)  Patrick Fitzsimmons is a director and Vice President of  the Company.
(6)  Greg Protti is a director of the Company.
(7)  Martin Dearden is the brother of Michael Dearden,
     Director and President of the Company. He is of legal age and does not reside with Michael Dearden.
(8) Dennis Dearden is the father of Michael Dearden, Director and President of the Company. He does not reside with Michael Dearden.
(9)  Brandon Douglas is a director of the Company.

COMMON SHARES RESERVED FOR ISSUANCE UPON EXERCISE OF SHARE PURCHASE WARRANTS:



Name of                Amount Beneficially    Amount Offered for    Amount Benefically     Percentage
Selling                  Owned Prior to      Selling Shareholder's     Owned after       Ownership after
Shareholder               Offering                 Account               Offering         Offering (1)
Robert & Carolyn White      100,000                 100,000                 0                    0%
Michael Holden              150,000                 150,000                 0                    0%
Glenn Burley                 25,000                  25,000                 0                    0%
Thomas Anderton             100,000                 100,000                 0                    0%
Alan Gainsford               60,000                  60,000                 0                    0%
Denis Ouellet                40,000                  40,000                 0                    0%
Rainbow Creek Ranch Ltd.     25,000                  25,000                 0                    0%
Catherine Edwards            25,000                  25,000                 0                    0%
John F. Marino               25,000                  25,000                 0                    0%
San Juan Capital Corp.       50,000                  50,000                 0                    0%
Jan Guenther                 25,000                  25,000                 0                    0%
Charles W. Gay               25,000                  25,000                 0                    0%
Karim Suleman                25,000                  25,000                 0                    0%
Karima Meraly                25,000                  25,000                 0                    0%
Murray Smith                 25,000                  25,000                 0                    0%
563663 BC Ltd.              100,000                 100,000                 0                    0%
Streamline Investment
Inc. (2)                     60,000                  60,000                 0                    0%
Wes Huffman                  30,000                  30,000                 0                    0%
John Day                     60,000                  60,000                 0                    0%
Jacquelyn Scott              10,000                  10,000                 0                    0%
Romeo Zoldan                 15,000                  15,000                 0                    0%
John F. Marino               10,000                  10,000                 0                    0%
Charles W. Gay               75,000                  75,000                 0                    0%
George S. Bailey             10,000                  10,000                 0                    0%
Donald Castello              30,000                  30,000                 0                    0%

SUBTOTAL:                 1,125,000               1,125,000                 0                    0%

TOTAL OF
SUBTOTALS ABOVE          13,608,000               7,764,000              5,844,000           38.56%


(1) included with the percentage calculation is the assumed exercise of 1,125,000 common shares underlying share purchase warrants which are presently exercisable until February 28, 2004.
(2) Streamline Investment Inc. is a company wholly owned by Michael Dearden, the Company's President and one of its directors.

ITEM 8: PLAN OF DISTRIBUTION

Registration under this Offering.

A total of 7,764,000 shares of common stock are to be registered, as follows (maximum amounts):

     - 6,639,000 common shares for selling shareholders, as set forth above.

     - 1,125,000 common shares from selling shareholders said shares to be obtained from exercise of outstanding warrants

No commissions or other fees will be paid, directly or indirectly, by the Company, or any of its principals, to any person or firm in connection with solicitation of sales of the shares.

ITEM 9: LEGAL PROCEEDINGS

Neither Alternet nor its subsidiary, SchoolWeb Holdings Inc., are party to any litigation and neither have knowledge of any threatened or pending litigation against them.

ITEM 10: DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS,AND CONTROL PERSONS

The following discussion contains disclosure concerning our directors, officers and control persons. There are no persons which have acted as a promoter, controlling person, or significant employee of the Company other than as disclosed below.

Name                             Position                 Term of Office*1*2

Michael Dearden            President and Director        Expires May 10, 2003
Griffin Jones              Secretary, Treasurer          Expires May 10, 2003
                           and Director
Patrick Fitzsimmons        Director                      Expires May 10, 2003
Greg Protti                Director                      Expires May 10, 2003
Karim Lakhani              Director                      Expires May 10, 2003
Brandon Douglas            Director                      Expires May 10, 2003

1. Directors, whether appointed at a meeting of shareholders or by the remaining directors, are appointed until the next annual meeting of shareholders. As Alternet had its last annual meeting of shareholders on May 10, 2002 all of the directors terms expired on that date and they were reappointed by the shareholders until the next annual meeting of shareholders. The expiry dates are estimates of when the next meeting will be held.

2. The President, Secretary and Treasurer do not have a set term of office. They serve at the pleasure of the Directors and can be removed at any time by the Directors.

Michael Dearden, President and Director

Michael Dearden, age 47. Mr. Dearden has over 25 years experience in sales and marketing, and for the past 15 years has focused specifically on corporate marketing and venture capital financing. Prior to joining Alternet in 2000, Mr. Dearden was, for five years, a director of Rolland Virtual Business Systems Limited (formerly Americ Resources Corp.), where he helped to facilitate the merger of Rolland Virtual Business Systems Limited and Americ Resources Corp. and helped to facilitate a concurrent financing of $1,800,000. Rolland Virtual Business Systems Limited is a Montreal, Canada, based E-commerce software developer with approximately 35 employees.

Griffin Jones, Secretary, Treasurer and Director

Griffin Jones, age 46. Mr. Jones has been self-employed for approximately 15 years as a management consultant. Mr. Jones brings to the Company experience in financial management, and experience in providing management to companies in a number of industry areas including high technology, industrial products and mining. Mr. Jones has worked in marketing management, finance and corporate relations.

Patrick Fitzsimmons, Director

Pat Fitzsimmons, age 48. Mr. Fitzsimmons brings to the Company sales and management experience, gained from a 22-year career in the high-technology marketplace. Mr. Fitzsimmons has represented firms such as NCR, Timeplex, Rogers Cable, and Newbridge Networks, offering a wide range of technology solutions. His most recent position was Manager, Major Accounts, AT&T Canada, Vancouver B.C., Canada (with whom he was employed for five years prior to joining Alternet Systems Inc.).

Greg Protti, Director

Greg Protti, age 44. Mr. Protti has over 17 years experience in the high technology sector. He has held sales and management positions in all segments of the high tech sector from SHL Systemhouse consultants to Regional Sales Manager for Merisel Canada (with whom he was employed for five years prior to joining Alternet Systems Inc.), where he was responsible for running a $200 million in sales revenue territory in Western Canada. Mr. Protti was previously Regional Manager for Digidyne, Inc. a value added reseller of technology products. He was responsible for hardware sales as well as managing a staff of contract personnel.

Karim Lakhani, Director

Karim Lakhani, age 42. Mr. Lakhani is a co-founder of AII Multimedia Corp. He holds a Bachelor of Applied Science in Electrical Engineering from The University of British Columbia. From 1993 to 1996, Mr. Lakhani was Vice President of Electronic Cottage International Inc. During this period he developed a News Archival and Retrieval system as well as the Internet-based U.S. Senate Proceedings Multimedia Archiving and Retrieval system. As President of Orion Technologies Inc. he directed the development of a secure network for electronic commerce and banking for 79 banks in 33 countries in Asia Pacific. In addition, Mr. Lakhani has marketed technologies to giants such as McDonnel Douglas, Groupe Videotron, Raytheon, and Samsung.

Each officer and director generally serves until the next annual meeting of shareholders or until such time as he or she resigns.

The Company does not have standing nominating or compensation committees of the board of directors, or committees performing similar functions. During the last fiscal year ended December 31, 2001, the board of directors did not formally meet other than following the last meeting of shareholders on December 19, 2001.

ITEM 11: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of the Company's common stock as of May 31, 2002 (15,483,000 issued and outstanding) by (i) all shareholders known to the Company to be beneficial owners of more than 5% of the outstanding common stock; and (ii) all directors and executive officers of the Company, and as a group (each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them):


Name and Address                        Position                     Amount of
Stock    Percentage of

Beneficially         Class
                                                                           Owned

Streamline Investments, Inc. (2)      Director, President              2,611,000
16.86%
711 South Carson St.
Carson City, Nevada89701

Nahatlatch Capital Corp. (3)          Director, Secretary, Treasurer   2,550,000
16.47%
711 South Carson St.
Carson City, Nevada89701

Patrick Fitzsimmons                   Director, VP Sales               1,001,000
6.47%
1406-151 E. Keith Rd.
N. Vancouver, BCV7L 4M3

Greg Protti                           Director, VP Business              501,000
3.24%
6405 Holly Park Dr.                   Development
Ladner, BC V4K 4W6

Karim Lakhani                         Director                                *1
0.00%

Advanced Interactive Inc.                                              1,500,000
9.69%
718 - 1350 East Flamingo Road
Las Vegas, NV 89119

Advanced Interactive Canada Inc.                                       1,500,000
9.69%
2101 - 1177 W. Hastings St.
Vancouver, BC V6E 2K3

Directors, Officers and                                                9,663,000
62.42%
5% shareholders in total (6
Persons)


1. Karim Lakhani does not personally own any common stock. However, as well as being a director of Alternet, he is a Director and President of Advanced Interactive Inc. and is a director of its Canadian subsidiary, Advanced Interactive Canada Inc. These two companies hold a total of 19.38% of the issued and outstanding stock of the Company.

2. Streamline Investments, Inc. is a company wholly owned by the Company's President and Director, Michael Dearden. Streamline Investments, Inc. also owns 60,000 of our outstanding share purchase warrants which it purchased for $0.10 per warrant.

3. Nahatlatch Capital Corp. is a company wholly owned by the Company's Treasurer, Secretary and Director, Griffin Jones.

ITEM 12: DESCRIPTION OF SECURITIES

General Description.

The securities being offered are shares of common stock. The authorized capital of the Company consists of 100,000,000 shares of common stock, $0.00001 par value per share. As of May 30, 2002, 15,483,000 shares of common stock were issued and outstanding. Each outstanding share of the common stock entitles the holder to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the shareholders.

The holders of the common stock (i) have equal rights to dividends, when, and if, declared by our the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to the holders of the common stock upon liquidation, dissolution or winding up of our affairs;
and (iii) do not have preemptive subscription or conversion rights.

There are no restrictions, in the Articles or By-Laws of the Company, on the rights of holders of common stock to transfer or sell their shares of common stock.

Non-Cumulative Voting.

The holders of shares of common stock of the Company do not have cumulative voting rights. As a result, the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

Dividends.

The Company does not currently intend to pay cash dividends and has not in the past paid dividends.

The Company's Articles and By-Laws empower the directors to make distributions of dividends to the Company's shareholders when the Company's board of directors deems such distributions appropriate.

Because the Company does not intend to make cash distributions (its business plan is to use available funds, for the near future, for expansion of its operations, particularly its marketing and distribution teams), potential shareholders would need to sell their shares to realize a short-term return on their investment.

There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of the Company.
There is presently no public market for shares of the Company nor are its securities listed on any exchange.

A distribution of dividends will be made only when, in the judgment of the Company's board of directors, it is in the best interest of the Company's shareholders to do so.

Possible Anti-Takeover Effects of Authorized but Unissued Stock. The Company's authorized but unissued capital stock, as of May 31, 2002, consists of 84,517,000 shares of common stock. One effect of the existence of authorized but unissued capital stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal was not in the Company's best interests, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Outstanding Warrants.

There are 1,125,000 outstanding share purchase warrants of the Company. Each of these share purchase warrants entitles the owner, upon payment of the $0.50 exercise price, to one share of common stock of the Company. The outstanding share purchase warrants were sold as part of a Regulation D offering of securities.

Transfer Agent.

The Company is in the process of engaging the services of Transfer Online, Inc., an Oregon company, as its transfer agent and registrar. The address for Transfer Online, Inc. is Suite 300 -
227 SW Pine Street, Portland, Oregon 97204 Tel: (503) 227-2950 /
Fax: (503) 227-6874.

ITEM 13: INTEREST OF NAMED EXPERTS AND COUNSEL

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company.

ITEM 14: DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Articles and Bylaws of the Company do not provide for indemnification of the directors and officers of the Company for acts taken in their capacity as directors or officers.

The Articles and Bylaws of the Company do not prohibit arrangement by the Company of indemnification insurance or an agreement by the Company to indemnify directors and officers against loss or damage from such acts.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to any future amendments to the Company's Articles or Bylaws, the Company has been advised that in the opinion of the US Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforcable.

ITEM 15: ORGANIZATION WITHIN LAST FIVE YEARS

The names of the officers and directors are disclosed elsewhere in this registration statement. None of these individuals, in a capacity as a promoter, has received anything of value from the Company. No other persons act as or have acted as promoters of the Company.

ITEM 16: DESCRIPTION OF BUSINESS

Company History.

Alternet was incorporated in the State of Nevada on June 26, 2000, under the name of "North Pacific Capital Corp.". Alternet sought approval, at its meeting of shareholders to held on December 20, 2001, shareholder approval to change its name to "SchoolWeb Systems Inc." This name change was effected on April 11, 2002 when filed with the Secretary of State in Nevada. On May 10, 2002 the Company sought and received shareholder approval to a name change to "Alternet Systems, Inc." and this name change was effected on May 14, 2002.

SchoolWeb was incorporated in the State of Nevada on October 13, 2000 under the name of Alternet Systems, Inc. On January 1, 2001 it entered into the License Agreement with Advanced Interactive Inc. and its subsidiary, Advanced Interactive (Canada) Inc. (collectively, "AII") and subsequently changed its name, on March 6, 2001, to "SchoolWeb Systems Inc.". On July 3, 2001 SchoolWeb's name was changed to "SchoolWeb Holdings Inc.", its present name.

The SchoolWeb hardware system and software were developed as a result of Advanced Interactive Inc.'s subsidiary, Advanced Interactive Canada Inc., being awarded a $650,000 contract in 1999 to provide a low cost, distance-learning Internet access system for an initial pilot of 20 British Columbia, Canada
schools.   The contract was awarded to Advanced Interactive
Canada Inc. by the Government of British Columbia.

The Company's registered office in the State of Nevada is 711 South Carson Street Suite 4, Carson City, Nevada 89701. Its principal executive offices are located at 1007 North Federal Hwy, Suite 304, Fort Lauderdale, Florida 33304 and the address of its offices in Canada is Suite 280 - 815 West Hastings Street, Vancouver British Columbia, Canada V6C 1B4.

The Company became a reporting issuer under the Securities Exchange Act of 1934 on November 6, 2000.

General.

The consideration exchanged pursuant to the Share Exchange
Agreement was negotiated between the shareholders of SchoolWeb
Holdings Inc. and the management of Alternet (which, at that time, was still named North Pacific Capital Corp.).

In evaluating SchoolWeb Holdings Inc. as a possible acquisition candidate, management used criteria such as management's estimates of the value of the assets of SchoolWeb Holdings Inc. (particularly the License Agreement), the anticipated future operations of SchoolWeb Holdings Inc., material contracts, quality of management and current operations.

The primary asset of Alternet (through its subsidiary, SchoolWeb Holdings Inc.) is the License Agreement between SchoolWeb, Advanced Interactive Inc. and Advanced Interactive Canada Inc. dated January 1, 2001 as amended June 29, 2001 and September 10, 2001. Advanced Interactive Inc. and its subsidiary, Advanced Interactive Canada Inc. had developed proprietary hardware systems and software known primarily as the "SchoolWeb System" for caching Internet and multimedia files on special servers at schools, homes, businesses or other locations

SchoolWeb wished to acquire the rights to distribute, market, sell and license the SchoolWeb System in the United States and Canada.

The License Agreement grants SchoolWeb, for a term of five (5) years renewable for an additional five (5) years, the exclusive right to distribute, market, sell and sub-license caching server software developed by AII (the SchoolWeb System) in the US and Canada for educational related purposes and grants SchoolWeb, for a period of five (5) years renewable for an additional five (5) years, the non-exclusive worldwide right to distribute, market, sell and license the same products. Under the terms of the License Agreement, SchoolWeb must pay to Advanced Interactive Inc. the sum of $10,000 per month in year one, $20,000 per month in year two and increased payments in subsequent years. Advanced Interactive Inc. also receives a royalty of 40% on revenue realized from SchoolWeb's use of the Licensed Technology.

Advanced Interactive Inc. was issued a total of 3,000,000 shares of common stock of SchoolWeb under the terms of the License
Agreement, the Share Exchange Agreement, and their amendments.

In March of 2002, AII and Hewlett Packard (Canada), in negotiations for which Alternet was present and involved, entered into an agreement whereby AII agreed that all sales of its caching server software would be "bundled" (would include) Hewlett Packard hardware. In exchange for this promise, Hewlett Packard (Canada) agreed to make efforts to distribute the SchoolWeb System. No minimum sales were imposed under the terms of this agreement. Because AII had licensed the caching server software to Alternet (as the SchoolWeb System), Alternet's consent to this agreement was required. Alternet did consent believing that, even though there were no guaranteed sales volumes, Hewlett Packard (Canada)'s established distribution system could potentially generate significant sales volumes. We simply don't have the established relationships or distribution capabilities of a company like Hewlett Packard.

Share Purchase Agreement with SchoolWeb Holdings Inc.

This is the agreement by which we acquired our subsidiary, SchoolWeb Holdings Inc., and began to pursue its business as our own. Under an Agreement (the "Share Exchange Agreement") dated as of July 2, 2001, as amended September 10, 2001 between the shareholders of SchoolWeb Holdings Inc. and Alternet Systems Inc.
(at that time named North Pacific Capital Corp.), all of the 12,343,000 outstanding shares of common stock of SchoolWeb
Holdings Inc. were exchanged for 12,343,000 shares of common stock of the Company, in a transaction in which the Company was the surviving corporation. The 12,343,000 shares of common stock
(of which 3,000,000 are held by AII) represented approximately
86% of the issued and outstanding shares of common stock as of September 30, 2001, the end of the quarter in which they were issued.

The Share Exchange Agreement was adopted by the unanimous consent of the Board of Directors of SchoolWeb Holdings on July 2, 2001 and approved by the unanimous consent (evidenced by their signatures on the Share Exchange Agreement) of the shareholders of SchoolWeb Holdings.

The Share Exchange Agreement was adopted by the unanimous consent of the Board of Directors of Alternet on July 2, 2001.

The closing of the Share Exchange Agreement occurred on September
10, 2001 with the completion of stock issuances to Advanced
Interactive Inc. under the terms of the Settlement Agreement.

As a result of this closing, AII has a total of 3,000,000 (held
1,500,000 by Advanced  Interactive Inc. and 1,500,000 by Advanced
Interactive Canada Inc.) shares of common stock of the Company.
This represents 21% of the issued and outstanding shares of common stock.

As a result of this closing, Mr. Michael Dearden and Mr. Griffin
Jones, who were concurrently appointed as Directors, acquired
17.85% and 17.84% of the issued and outstanding shares of common stock of the Company respectively.

The SchoolWeb System:

Utilizing satellite broadcasting and caching server technology, the SchoolWeb System is the first Internet access system developed specifically for schools. The SchoolWeb system delivers up to ten times more user capacity than a telecom line system of equivalent cost and provides students with e-mail and website hosting capabilities (according to internal tests not independently verified).

Each basic SchoolWeb "system" or software / hardware package is comprised of the SchoolWeb Librarian software, Linux Operating System, a network server, redundant file system, software configuration, uninterruptible power supply, satellite or cable port, SchoolWeb user license, 24 hour technical support (provided by AII through the License Agreement), On-site installation and training (provided by resellers and distributors), system maintenance and 5X9 on-site warranty.

This is how it works:

1  A student makes a request for an Internet website.

2 The SchoolWeb server at the school first searches its memory to determine if the site was recently requested and cached (stored) in the computer memory.

3 If the website is present in the computer memory, the information is delivered at LAN speed (usually 100 megabits per second) to the student.

4 If the file is not available in the server cache, the SchoolWeb server goes to the Internet (via the school's telecom link to the SchoolWeb Network Center).

5 The SchoolWeb Network Center accesses the Internet and broadcasts the website via satellite to the local SchoolWeb server.

6  All subsequent requests for this site are now available at high speed
  (100Mb/sec) from the local SchoolWeb server.

Value added services offered by the SchoolWeb system include:

     -  fast downloading of large Internet sites for each student
     -  pre-programmed downloading of teacher-requested Internet sites
     -  e-mail and web site hosting for each student
     -  streaming audiovisual for 50+ computer stations
     -  Internet computer games (recreational users do not affect
        Internet access speed)
     -  Content control and the ability to screen viewed sites

The SchoolWeb system has more value added services than competitive systems and is focussed on the education niche of the market for internet access services. SchoolWeb provides more benefits than any competitive alternative, features such as e-mail addresses and websites for each student, and full-motion (streaming) audiovisual viewing. When used as a distribution network to teachers, administrators and students, SchoolWeb's broadcast caching method of distribution results in significant time savings when compared to the current methods of information distribution over the Internet (according to internal tests not independently verified).

Each school's SchoolWeb system includes a network server with large storage capability, redundant file systems, uninterruptible power supply and a 36" satellite dish. SchoolWeb utilizes a Linux operating system that includes e-mail, streaming multimedia (video, audio, animation, text) and broadcast caching.
SchoolWeb can be managed and monitored by teachers at each school using SchoolWeb Management Software. This client interface provides great flexibility for teachers who, for teaching purposes, wish to pre-request websites the previous day, or minutes before the class commences. The SchoolWeb network's software and hardware performance is monitored remotely 24 hours/day by SchoolWeb support personnel (or rather by AII support personnel under the terms of the License Agreement).

Although SchoolWeb was originally developed for rural schools that do not have high speed Internet access, urban schools can also benefit from the SchoolWeb system. These urban schools have the highest bandwidth telecom links available in North America, but have saturated them with up to 600 online computers, all accessing the Internet at the same time. SchoolWeb's efficiency provides an additional 1000% user capacity increase for the same price as a telecom link that would provide just a 100% increase in capacity.

The SchoolWeb system design is the type of infrastructure that is required to solve the problem of congestion. SchoolWeb delivers the Internet to schools up to ten times more efficiently than telecom lines, due to its caching server and satellite downloading. Without it, most school administrators can't afford the amount of Internet access they desire, due to the large monthly telephone bills incurred. The paradox is, government directives have been funding more on-line computers, but not the corresponding increase in monthly telecom expenses. This can result in many computers trying to access an overcrowded telephone line, and in effect, getting a busy signal.

SchoolWeb is presently installed in 17 schools.

In British Columbia, Canada where the first SchoolWeb systems were installed the SchoolWeb systems were installed on a 12 to 18 month test basis.

Because SchoolWeb is a new technology, acceptance of the SchoolWeb System (the Company believes) must be preceded by a test period of placing the SchoolWeb server in the school for as long as a year to build comfort with the system and generate (after the test period has been completed) orders and revenue.

As the test periods are only now being completed in British
Columbia and have only begun in the United States, it is anticipated that significant revenues will not be realized from sales until the third quarter of 2002, if at all.

Product Pricing

For elementary schools, the SchoolWeb system costs $525 per month for a period of three years.

For secondary schools, the SchoolWeb system costs $695 per month for a period of three years.

Where schools desire to pay "up front" the total costs of a SchoolWeb system, prices vary according to the school's particular situation (eg. Urban or rural, close to an established distributor / authorized dealer). Average cost per secondary school is expected to be approximately $7,500 (Cdn $11,500 for Canadian secondary schools) for "up front" payment.

Prices will vary with the number of students to be served at each school.

Status.

We do not anticipate incurring any significant expenditures on research and development for the next 12 months. AII is responsible for the updating and revision of the SchoolWeb software under the terms of the License Agreement.

Markets

The market for SchoolWeb's system and software can best be characterized as the market for "Internet access and e-learning in educational organizations".

Estimating the size of this market is difficult.

The SchoolWeb system is suitable for colleges, universities and libraries. Combined with approximately 96,000 K-12 schools (elementary and high schools) and an additional 44,000 private schools, colleges, universities and other educational institutions in North America, the total annual market targeted by SchoolWeb is very large.

The market for Internet access and e-learning in educational organizations is one of the fastest growing segments of the high-
tech industry in North America.   Merrill Lynch estimates that
the K-12 e-learning market is currently $1.3 billion and is likely to increase to $6.9 billion in 2003.

In addition, the US Federal Communications Commission recently allocated $2.25 billion to fund additional high-speed Internet access to US schools and libraries.

In Canada, similar funding initiatives are being implemented by Industry Canada, a federal government agency, to facilitate Internet access for all Canadian K-12 students (in fact, the first development funding that SchoolWeb received, through AII, came from Industry Canada).

Market Trends and Analysis:

Management of the Company believes that there has been significant growth in the sales of caching servers and software in North America although figures for the sales of caching servers are not available from independent sources such as the US
Census Bureau (figures are given for technology sales and spending by educational institutions but are not available for specific sales of caching servers).

This growth, management believes, is fuelled by the necessity of having a caching server if the internet is to be a teaching tool in classrooms. Having a large number of students accessing the internet over traditional lines (eg. Telephone or fibre) at the same time slows the traditional lines and access to the point where classroom teaching cannot be based on active use of the internet. Caching websites (using SchoolWeb software and a caching server) speeds student's access and makes use of the internet in classrooms more feasible. Management of the Company believes that the trend in the market is for educational institutions (customers) to seek software and hardware that permits such use of the internet.

Marketing Strategy:

SchoolWeb's marketing strategy is characterized by the following:

     - Push sales strategy. The relative newness of the SchoolWeb hardware system and software requires us to actively push it out into the field through direct sales efforts (of distributors, authorized dealers and resellers) rather than pull clients through print advertising campaigns.

     - Solution selling. The product is sold as a total solution complete with implementation and on-going management services at the client site. This differentiates us from "shrink-wrapped" software or communications suppliers that offer no services or provide a limited set of services after installation has occurred.

     - Strong branding within target segments. We intend to build the School WebT brand name within targetted markets. SchoolWeb hopes to accomplish this in part through selective advertising in trade journals and attendance at relevant trade shows if and when revenues permit such expenditures (it is unlikely that there will be significant resources devoted to this in the year ending December 31, 2002).

     - Channel ready product. The SchoolWeb system is designed to be channel-ready and easily installable by personnel working for our distributors and authorized dealers. Installation of the SchoolWeb hardware system and software does not require extensive training or experience.

     - Direct Distribution Channel (Direct Sales). Our direct sales channel will consist of 4 regional sales managers for each geographic region, overseen by the vice president of sales, Patrick Fitzsimmons. All corporate sales management personnel will be involved in managing direct sales and in dealing with Federal, State and Provincial Education Departments and school boards.

Although this direct distribution from SchoolWeb to schools is planned, it is clear that SchoolWeb's marketing strategy relies to a great degree upon SchoolWeb's ability to secure agreements with channel partners (authorized dealers) and distributors (value added resellers). To this end SchoolWeb has entered into a Reseller Agreement with Microserve Computer Solutions Inc. (with offices in the United States and Canada). None of the distributors are expected to be given geographical or product exclusivity and a copy of the specimen form of Reseller Agreement is attached hereto as an exhibit.

The agreement with Hewlett Packard (Canada) and AII where Hewlett
Packard (Canada) agrees to make efforts to distribute the SchoolWeb System will also, hopefully, generate product sales through Hewlett Packard (Canada)'s distribution channels.

To date, SchoolWeb's marketing efforts have been limited
primarily to parts of  Western Canada.   SchoolWeb has servers
installed in 17 schools.

Competitors

SchoolWeb competes with the distribution branches of IBM, Compaq, Dell and Hewlett Packard in that these companies market their servers directly to educational institutions. It does not directly compete with them in the provision of software and caching services.

SchoolWeb's leading competitors in the area of caching server software are Novell and Bascom.com (a company which produces caching server software not directly targetted at educational institutions). Novell does not specifically target educational institutions and Bascom.com does not have the same number of value added services that SchoolWeb's systems have, in management's view.

The SchoolWeb system also arguably competes with providers of traditional cable and telecomm means of accessing the internet.
The competitive advantages that SchoolWeb has over these providers is detailed in Competitive Factors below.

Competitive Factors in the Market:

The primary competitive factors in the market for internet access at educational institutions are reliability, speed and cost efficiency.

The SchoolWeb system provides a dramatic increase in user speed and capacity over telecommunication lines of similar cost. This increase in user speed and capacity is due primarily to the SchoolWeb system's caching of internet files and websites.

Although originally developed by AII as a software and hardware system geared towards rural locations, the SchoolWeb system has been installed with success in urban locations in British
Columbia as well.

Although urban schools have better access to high-speed telecom lines, the efficiency of the SchoolWeb system still allows up to ten times more users than an equivalent costing telephone line.

In rural areas, which represent 23% of all schools in North America (22,000 schools), schools often have no access to high-speed telecom infrastructure. These schools are restricted to access the Internet through slow-speed (56K-128K) telecom lines, which are only suitable for a small number of users at a time. For many rural schools, SchoolWeb is the only alternative for high-speed Internet access.

A typical School Board will be utilizing a Private Line solution at 56k or 128k for primary schools, and usually T-1 (DS-1), or Ethernet ports for their secondary schools. Schools are usually connected to State or Provincial communication systems by full or partial T-1 circuits to a central government office, which provides services such as firewall filtering, virus protection, curriculum and systems management. Because so many students and schools become connected, not only are the typical school's overall telecom operating costs are substantial, these circuits are usually near or at saturation most times, due to increased demand from an ever increasing number of online computers. At a conservative rating of 5 times more user capacity (based on the SchoolWeb system's efficient use of bandwidth) than similar costing telecom lines, the SchoolWeb system can provide cost savings of up to 80% over conventional alternatives.

ADSL and high speed Cable, although excellent for the residential/SOHO (small office/home office) market, is not widely used by schools due to security issues and limited performance for commercial applications. Cable is a shared network with security and congestion problems, and ADSL bandwidth performance is greatly affected by the distance from the telephone company Central Office (C.O.). These internet access solutions are rarely used by educational institutions (except in circumstances where a small or less developed school may only have one or a few computers with internet access).

Because many school Internet requests are repetitive, the SchoolWeb system caches and serves these requests at LAN speed of 100 megabits/second (Mb/S). Based on SchoolWeb data in schools in British Columbia where the SchoolWeb system has been installed, it has been shown that the repeat request ratio is between 40% and 70%. Therefore, over half of the student requests are serviced at 100 Mb/sec from the local SchoolWeb cache. This equates to a performance increase of between 5 and 100 times when compared to operating without SchoolWeb.

Proprietary Protection

(a)  General.

Our patent and trademark strategy is to pursue in selected jurisdictions the broadest possible patent protection on its proprietary products and technology. The Company plans to protect its technology, any inventions and improvements to its inventions by filing patent applications, where practicable, in selected key countries according to industry standard in a timely fashion.
However, the SchoolWeb System's software is written by AII using
Linux code available on the internet as "shareware" (that is, it is in the public domain and is unlikely to be patentable).
Furthermore, we think it is unlikely that the process by which the software is written can itself be patented. Other associated processes, such as installation, are too generic to be patented.
As a result, although we state that we wish to seek protection, it is unlikely that the SchoolWeb System or the process of writing its software and installing it can be patented and protected.
We also, however, relyupon trade secrets, know-how and continuing technological innovations to develop its competitive position as well as (hopefully) confidential customer lists and contacts in the future.

(b)  Patents, Copyrights and Trade Secrets.

SchoolWeb does not own the intellectual property rights to the SchoolWeb hardware system and software. These rights are held by AII and licensed to SchoolWeb under the terms of the License Agreement. Under the terms of the License Agreement, SchoolWeb has the right to sub-license these rights.

AII itself is unlikely to seek patent protection of the SchoolWeb
System because, as described in the previous section, the software and the processes of installing it with customers are unlikely to be patentable.

We do not have patents or patents pending.

(c)  Trademark Applications.

We have applied for trademark rights in the United States and Canada for the tradename "SchoolWeb". The initial application was filed in Canada on March 30, 2001 and it is expected that a response should be received within 18 months.

The trademark is expected to be registered on the supplemental register in the United States as the United States trademark was applied for based on the Canadian trademark application. Once a company has used a supplemental register mark in the United States for five years, the company's mark is placed on the full register. In the meantime, its rights in the United States are protected to the general extent that another company cannot commence using the name.

Organizational Structure and Facilities

At this time, none of our employees are subject to collective bargaining agreements.

Alternet currently has only two employees: Patrick Fitzsimmons, who performs sales and marketing functions as VP Sales and Greg
Protti, who performs various business development functions as VP
Business Development.

The directors of Alternet, excluding Karim Lakhani and Brandon Douglas, offer their services full-time to Alternet (although not remunerated as employees). Karim Lakhani is only part-time as is Brandon Douglas. Griffin Jones and Michael Dearden have received consulting service payments from the Company as described in executive compensation.

SchoolWeb's business is not labour intensive. SchoolWeb's software development and updating is provided by Advanced Interactive Inc. and Advanced Interactive Canada Inc. under the terms of the License Agreement. The actual sales and installations are performed by various resellers, primarily
Microserve (a division of IBM).   However, there will be a need
in the future to either hire additional sales people or develop additional distribution relationships.

In addition, when needed, Alternet and SchoolWeb employ independent consultants and intends to appoint an advisory board
(possibly for equity compensation) to help manage its affairs.

ITEM 17: MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with the financial statements of the Company and notes thereto contained elsewhere in this prospectus.

(a)  Fiscal Year Ended December 31, 2001

The fiscal year ended December 31, 2001 was the first full year of operations for the Company and also represented the year in which it purchased SchoolWeb Holdings Inc.

For this fiscal year, the Company (on a consolidated basis with its subsidiary SchoolWeb Holdings Inc.) had a net loss for the period of $(263,249) and no revenue. Of this loss, the largest expense or expenditure was payments for the Company's license agreement with Advanced Interactive Inc. which represented $120,000. Office and general expenses were $50,530, marketing expenses were $39,429 and professional fees were $29,390. The basic net loss per share was $(0.02).

The Company had current assets of $5,669 cash and $3,758 in prepaid expenses.

Given the Company's monthly payment for its license agreement with Advanced Interactive Inc. (which is $20,000 per month at a minimum) the Company did not have enough working capital to meet its obligations for even one month.

As of the date of this registration statement, the Company has raised additional working capital through sales of unregistered securities under Regulations S and D. The proceeds of these sales have, to date, been sufficient to meet the Company's ongoing requirements.

Our limited operating history makes the prediction of future results difficult or impossible. Furthermore, our limited operating history leads us to believe that period-to-period comparisons of our operating results may not be meaningful and that the results for any particular period should not be relied upon as an indication of future performance.

To date, SchoolWeb has essentially developed and tested its SchoolWeb system. It is only now (in the first quarter of fiscal year 2002) anticipating that it will begin to realize revenue from its products (although it has been installed in some schools for as long as 12 monthsr) in succeeding quarters of this fiscal year.

Development of the SchoolWeb system began when AII received approximately $250,000 from Industry Canada (a branch of the Canadian federal government) and the Ministry of Education for the Province of British Columbia to develop the SchoolWeb system from 1998 to 2001.

From October 13, 2000 to the present, the Company (and its subsidiary, SchoolWeb Holdings Inc.) received a total of $263,249
(see cumulative cash flow statement for cash flow component of share capital) in subscription proceeds from investors.

(b)  Fiscal Year Ended December 31, 2000:

This was the first year that SchoolWeb's subsidiary, SchoolWeb
Holdings Inc., commenced operations.

As a result, there was little operating or financial activity other than that relating to negotiating the License Agreement, installing servers and the SchoolWeb system in the 19 schools in British Columbia where they are installed, working with AII to detect any failings in the SchoolWeb software and monitoring the performance of the SchoolWeb system in the schools in which it was installed.

SchoolWeb has, as of the date of this report, for the most part completed its testing of the SchoolWeb system in the 19 schools in British Columbia where it is installed (some tests will continue until April of 2002). SchoolWeb has also completed initial distributorship agreements or understandings with a number of distributors.

As a result of the completion of this testing and the completion of these initial distributorship agreements, SchoolWeb is now prepared to market and sell its product.

SchoolWeb's plan of operation for the year ending December 31, 2002 anticipates an increase in employees to 6 people, representing the hiring of 4 additional persons, to focus on direct sales to schools. Existing employees will (primarily Patrick Fitzsimmons and Greg Protti) continue to develop distributorship relationships in the hopes of generating sales through these channels.

The Company expects that it will, at least to the year ending
December 31, 2002, maintain its present offices which have some additional office space for expansion.

It is hoped that sales will commence in January of 2002 and will grow throughout the year ending December 31, 2002. The magnitude and size of these sales cannot, at this time (partly as a result of a lack of operating history on SchoolWeb's part) be predicted.

Operating costs, particularly those costs associated with administrative overhead, are expected to increase as a result of the planned hirings. To date, salaries have been very limited (Patrick Fitzsimmons was the only paid employee in the fiscal years ending December 31, 2000 and December 31, 2001 at a salary of $40,000 per year).

Forward-Looking Statements.

This prospectus contains "forward looking statements" within the meaning of Rule 175 of the Securities Act of 1933, as amended, and Rule 3b-6 of the Securities Act of 1934, as amended, including statements regarding, among other items, the Company's business strategies, continued growth in the Company's markets, projections, and anticipated trends in the company's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including, among others, the following: reduced or lack of increase in demand for the Company's products, competitive pricing pressures, changes in the market price of ingredients used in the Company's products and the level of expenses incurred in the Company's operations. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained herein will in fact transpire or prove to be accurate. The Company disclaims any intent or obligation to update "forward looking statements."

ITEM 18: DESCRIPTION OF PROPERTY

SchoolWeb currently does not have any physical property other than its office equipment and a number of computer servers.

ITEM 19: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two years, there have not been any transactions that have occurred between the Company and its officers, directors, and five percent or greater shareholders, except as follows:

The License Agreement entered into between the Company's subsidiary, SchoolWeb Holdings Inc. and Advanced Interactive Inc. and its Canadian subsidiary, Advanced Interactive (Canada) Inc. saw Advanced Interactive Inc. become an affiliate of the Company with its President, Karim Lakhani, joining the board of directors of the Company and with Advanced Interactive Inc. and its subsidiary acquiring 3,000,000 common shares of the Company under the terms of the Share Exchange Agreement.

Certain of the officers and directors of the Company are engaged in other businesses, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on a board of directors. As a result, certain conflicts of interest may arise between the Company and its officers and directors. The Company will attempt to resolve such conflicts of interest in favor of the Company. The officers and directors of the Company are accountable to it and its shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of the Company or on behalf of itself and other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts is in any manner prejudicial to the Company.

ITEM 20: MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.

There is no market for the securities of the Company at this time. The Company's securities are not traded on a recognized exchange or over-the-counter trading system at this time.

As of May 31, 2002, there were 61 shareholders of record of the Company's common stock.

Dividend Information.

The Company has not declared or paid a cash dividend to shareholders since it was incorporated on June 26, 2000. The board of directors presently intends to retain any earnings to finance Company operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company's earnings, capital requirements and other factors.

ITEM 21: EXECUTIVE COMPENSATION





                                          Summary Compensation Table

                           Annual compensation                      Long-term
Compensation
                                                                 Awards
Payouts
Name and                                 Other           Restricted   Securities
principal                                annual             stock     underlying
LTIP    All other
position       Year     Salary   Bonus   compensation     award(s)
options/SARs    payouts compensation
                          ($)     ($)       ($)             ($)           (#)
($)       ($)
  (a)           (b)       (c)     (d)       (e)             (f)           (g)
(h)       (i)

Michael Dearden 2000       -       -         -               -              -
-         -
President &     2001       -       -         -               -              -
-         -
Director

Griffin Jones   2000       -       -         -               -              -
-         -
Secretary,      2001       -       -         -               -              -
-         -
Treasurer &
Director

Patrick         2000       -       -         -               -              -
-         -
Fitzsimmons     2001   $40,000     -         -               -              -
-         -
Director

Greg Protti     2000       -       -         -               -              -
-         -
Director        2001       -       -         -               -              -
-         -

Karim Lakhani   2000       -       -         -               -              -
-         -
Director        2001       -       -         -               -              -
-         -

Alternet, at its annual meeting of shareholders held on December 20, 2001, adopted a Stock Option Plan. This Stock Option Plan was approved by shareholders. No stock options have yet been granted under this Stock Option Plan nor has it been filed with the SEC using the S8 Registration Statement procedure. However, some or all of the persons named above may be granted stock options in the future and the Stock Option Plan may be filed using the S8 Registration Statement procedure.

As of December 31, 2001, certain directors had provided cash loans to the Company totaling $16,186. These amounts due from related parties are non-interest bearing and have no specific terms of repayment.

A director of SchoolWeb Holdings Inc. received $32,607 in marketing fees in the year ended December 31, 2001 (the director was Patrick Fitzsimmons and the $32,607 is included in the $40,000 figure given in the table above).

Two other directors (Michael Dearden and Griffin Jones) received a total of $17,300 in consulting fees paid to a company in which Michael Dearden owns 100% of the issued and outstanding shares and paid to Griffin Jones personally.

Other than as stated below, there is no known relationship between any of the Directors and Control persons with major clients or providers of essential products and technology, nor are there any known related transactions.

Karim Lakhani is Director and President of Advanced Interactive Inc. and Director of Advanced Interactive Canada Inc., corporations which own a total of 3,000,000 shares of common stock (approximately 21% of the issued and outstanding shares of common stock) of Alternet. These corporations are also party to the License Agreement.

None of the directors or officer's individual's total compensation under all contracts with the Company, including special allowances or bonuses, will exceed $100,000 this year. All officers and directors will be reimbursed for expenses incurred on behalf of the Company including director expenses pertaining to attendance at meetings. It is anticipated that additional management may be hired as the Company develops and revenue is generated. If such hirings occur, salaries paid to new employees will be consistent with the salaries of others in similar positions in the industry.

(b) although the Company's shareholders adopted a Stock Option Plan on December 20, 2001 at the Company's annual shareholders' meeting no stock options have been granted under this Stock Option Plan to date and no stock options are, at this time, planned to be granted.

(c) There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of the Company in the event of retirement at normal retirement date as there is no existing plan provided for or contributed to by the Company.

ITEM 22: FINANCIAL STATEMENTS

                           SCHOOLWEB SYSTEMS INC.
                   (Formerly North Pacific Capital Corp.)
                        (A Development Stage Company)
                       CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

CONSOLIDATED STATEMENTS OF CASH FLOWS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                LABONTE & CO.
                C H A R T E R E D   A C C O U N T A N T S
                       1205 - 1095 West Pender Street
                          Vancouver, BC  Canada
                                  V6E 2M6
                          Telephone (604) 682-2778
                          Facsimile(604) 689-2778
                          Email    rjl@labonteco.com


                             AUDITORS' REPORT


To the Board of Directors and Stockholders of Schoolweb Systems
Inc. (formerly North Pacific Capital Corp.)

We have audited the consolidated balance sheets of Schoolweb
Systems Inc. (formerly North Pacific Capital Corp.) (A
Development Stage Company) as at December 31, 2001 and 2000 and the consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December
31, 2001, the period from October 16, 2000 (inception) to December
31, 2000 and cumulatively, from October 16, 2000 (inception) to
December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian and United
States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2000 and the results of its operations and its cash flows and the changes in stockholders' equity for the year ended December 31, 2001, the period from October 16, 2000 (inception) to December 31, 2000 and cumulatively, from October 16, 2000 (inception) to December 31, 2001in accordance with generally accepted accounting principles in the United States.

                                                            "LaBonte & Co."


                                                      CHARTERED ACCOUNTANTS

February 28, 2002
Vancouver, B.C.


COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-UNITED STATES REPORTING DIFFERENCES

In the United States, reporting standards for auditors' would require the addition of an explanatory paragraph following the opinion paragraph when the financial statements are affected by a significant uncertainty such as referred to in Note 1 regarding the Company's ability to continue as a going concern. Our report to the directors and stockholders dated February 28, 2002 is expressed in accordance with Canadian reporting standards which do not permit a reference to such uncertainties in the auditors' report when the uncertainties are adequately disclosed in the financial statements.

                                                            "LaBonte & Co."


                                                      CHARTERED ACCOUNTANTS

February 28, 2002
Vancouver, B.C.

                              SCHOOLWEB SYSTEMS INC.
                      (Formerly North Pacific Capital Corp.)
                            (A Development Stage Company)
                              CONSOLIDATED BALANCE SHEETS

                                                    December 31   December 31
                                                        2001          2000
                                                                    (Note 1)

                                       ASSETS

CURRENT ASSETS
Cash                                                $    5,669    $         3
Prepaid expenses                                         3,758              -

                                                         9,427              -

LICENSE RIGHTS (Note 4)                                 24,000              -
FIXED ASSETS, net of depreciation                        3,400              -
                                                        36,827              3

                    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                                    $   26,091    $         -
Due to related parties (Note 6)                         33,486              -
                                                        59,577              -

COMMITMENTS AND CONTINGENCIES (Notes 1 and 4)

STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
Capital stock (Note 5)
 Common stock, $0.00001 par value, 100,000,000
 shares authorized 14,733,000 (2000 - 20,000)
 issued and outstanding                                    147              3
Additional paid-in capital                             242,302
Comprehensive loss                                      (1,950)             -
Deficit accumulated during development stage          (263,249)             -
                                                       (22,750)             3
                                                        36,827              3

The accompanying notes are an integral part of these consolidated financial Statements

                             SCHOOLWEB SYSTEMS INC.
                   (Formerly North Pacific Capital Corp.)
                        (A Development Stage Company)
                     CONSOLIDATED STATEMENT OF OPERATIONS


                                                          Year ended
October 13      October 13
                                                          December 31
2000          2000
                                                             2001
(inception) to   (inception)to

December 31      December 31

2000              2001

(Note 1)
EXPENSES
Depreciation and amortization                             $    6,600      $
-    $       6,600
Consulting                                                    17,300
-           17,300
License fees                                                 120,000
-          120,000
Office and general                                            50,530
-           50,530
Marketing                                                     39,429
-           39,429
Professional fees                                             29,390
-           29,390

NET LOSS FOR THE PERIOD                                     (263,249)
-         (263,249)

BASIC NET LOSS PER SHARE                                       (0.02)
-

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                12,566,069
12,343,000


The accompanying notes are an integral part of these consolidated financial statements

                                  SCHOOLWEB SYSTEMS INC.
                        (Formerly North Pacific Capital Corp.)
                             (A Development Stage Company)
                    CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
      FOR THE PERIOD FROM OCTOBER 13, 2000 (INCEPTION) TO DECEMBER 31, 2001



                                                                      Deficit
Other
                                                                    Accumulated
Comprehensive
                                                    Additional         During
Income
                           Number of                 paid in        Development
(loss)
                             Shares       Amount     capital           Stage
Total
Issuance of common stock
for cash at $.001 per share
- October 16, 2000               3,000    $      3  $         -     $         -
$        -   $       3

Balance, December 31, 2000       3,000           3            -                -
3

Issuance of common stock for
cash at $.007 per share -
May 24, 2001                 5,500,000       5,500       33,000                -
38,500

Issuance of common stock for
cash at $.01 per share -
June 4, 2001                 4,010,000       4,010       36,090                -
40,100

Issuance of common stock for
cash at $.15 per share -
June 8, 2001                   330,000         330       49,170                -
49,500

Issuance of common stock for
license agreement at
$.01 per share - June 29,
2001 (Note 4)                2,500,000       2,500       22,500
-                   25,000

Schoolweb Holdings Inc.
balance before reverse
acquisition                 12,343,000      12,343      140,760
-                  153,103

Schoolweb Systems Inc.
balance before reverse
acquisition (Note 5)         1,350,000          14           19
(7,937)           -      (7,904)

Issued to effect reverse
Acquisition                 12,343,000         123         (123)
-            -           -

Reverse acquisition
Recapitalization
Adjustment                 (12,343,000)    (12,343)       4,406
7,937            -           -

Schoolweb Systems Inc.
balance after reverse
acquisition                 13,693,000         137      145,062
-            -     145,199

Issuance of common stock
for license agreement at
$.01 per share - September
10, 2001                       500,000           5        4,995
-            -       5,000

Issuance of common stock
for cash at $.10 per share -
September 11, 2001             100,000           1        9,999
-            -      10,000

Issuance of common stock
for cash at $.10 per share -
November 5, 2001                50,000           1        4,999
-            -       5,000

Issuance of common stock
for cash at $.15 per share -
November 8, 2001                15,000           -        2,250
-            -       2,250

Issuance of common stock
for cash at $.20 per share -
November 24, 2001              375,000           3       74,997
-            -      75,000

Foreign exchange translation
Adjustment                           -           -            -
-       (1,950)     (1,950)

Net loss for the year ended
December 31, 2001                    -           -            -
(263,249)           -    (263,249)

Balance, December 31, 2001  14,733,000         147      242,302
(263,249)      (1,950)    (22,750)


Note: The statement of Stockholders' Equity has been restated to reflect the reverse acquisition of Schoolweb Holdings Inc. Refer to Notes 1 and 3.

The accompanying notes are an integral part of these consolidated financial statements

                               SCHOOLWEB SYSTEMS INC.
                     (Formerly North Pacific Capital Corp.)
                          (A Development Stage Company)
                       CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                          Year ended
October 13      October 13
                                                          December 31
2000          2000
                                                             2001
(inception) to   (inception)to

December 31      December 31

2000              2001

(Note 1)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period                                   $   (263,249)    $
-     $      (263,249)
Adjusted for item not involving cash:
 Depreciation and amortization                                   6,600
-               6,600
 Changes in prepaid expenses                                    (3,758)
-              (3,758)
 Changes in accounts payable                                    21,951
-              21,951

NET CASH FLOWS USED IN OPERATING ACTIVITIES                   (238,456)
-            (238,456)

CASH FLOWS FROM FINANCING ACTIVITIES
 Advances from related parties                                  29,648
-              29,648
 Proceeds on sale of common stock                              220,350
3             220,353

NET CASH FLOWS FROM FINANCING ACTIVITIES                       249,998
3             250,001

CASH FLOWS FROM INVESTING ACTIVITIES
 Acquisition of capital assets                                  (4,000)
-              (4,000)
 Cash acquired on reverse acquisition
  of SchoolWeb (Note 3)                                             74
-                  74

NET CASH FLOWS FROM INVESTING ACTIVITIES                        (3,926)
-              (3,926)

EFFECT OF EXCHANGE RATE CHANGES ON CASH                         (1,950)
-              (1,950)

INCREASE IN CASH                                                 5,666
3               5,669

CASH, BEGINNING OF PERIOD                                            3
-                   -

CASH, END OF PERIOD                                              5,669
3               5,669


OTHER NON-CASH TRANSACTION:

During 2001 the Company issued a total of 3,000,000 common shares for a license agreement at $.01 per share. (Note 4)

The accompanying notes are an integral part of these consolidated financial statements

                             SCHOOLWEB SYSTEMS INC.
                    (Formerly North Pacific Capital Corp.)
                         (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            DECEMBER 31, 2001 AND 2000

NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The Company was incorporated on June 26, 2000 in the State of Nevada as North Pacific Capital Corp. and was organized for the purpose of creating a corporate vehicle to locate and acquire an operating business. On December 19, 2001 the Company changed its name to Schoolweb Systems Inc. ("SW Systems" or the "Company"). On November 6, 2000, the Company filed a Form 10SB registration with the United States Securities and Exchange Commission and as a result is subject to the regulations governing reporting issuers in the United States.

By agreement dated July 2, 2001 and completed September 10, 2001, SW Systems issued 12,343,000 shares of restricted common stock to the shareholders of Schoolweb Holdings Inc. ("SW Holdings"), a development stage company incorporated October 13, 2000 in the State of Nevada, in exchange for all of the issued and outstanding shares of SW Holdings.

The acquisition resulted in the former shareholders of SW Holdings acquiring 90.1% of the outstanding shares of the Company and has been accounted for as a reverse merger with SW Holdings being treated as the accounting parent and SW Systems, the legal parent, being treated as the accounting subsidiary. Accordingly, the consolidated results of operations of the Company include those of SW Holdings for all periods shown and those of the SW Systems since the date of the reverse acquisition. The results of SW Holdings are from its inception, October 13, 2000 and include the results of its wholly-owned subsidiary, SchoolWeb Systems (Canada) Ltd. a company incorporated April 17, 2001 in the Province of British Columbia. The comparative balance sheet as at December 31, 2000 and the comparative results of operation and changes in financial position for the periods ended December 31, 2000 are those of SW Holdings. Refer to Note 3.

SW Holdings, through a License Agreement dated January 1, 2001, will distribute, market, sell and license in the United States and Canada, certain proprietary software and hardware systems technology known as "SchoolWeb" used for caching Internet and multimedia files on special servers (refer to Note 4).

The consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and further losses are anticipated before the Company reaches a commercial stage raising substantial doubt as to the Company's ability to continue as a going concern. The Company's continued operations are dependent on the successful implementation of its business plan, its ability to obtain additional financing as needed, and ultimately to attain profitable operations.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, SW Holdings and Schoolweb Systems (Canada) Ltd. which have been accounted for as a reverse acquisition. All significant intercompany transactions and account balances have been eliminated.

Use of Estimates and Assumptions

Preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all liquid investments, with an original maturity of three months or less when purchased, to be cash equivalents.

License Rights

The Company amortizes the cost of acquiring license rights on a straight-line basis over the term of the license.

Fixed Assets

Fixed assets are recorded at cost and depreciated on a declining balance basis at a rate of 30% per annum.

Foreign Currency Translation

The financial statements are presented in United States dollars.
In accordance with Statement of Financial Accounting Standards
No. 52, "Foreign Currency Translation", foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Related translation adjustments are reported as a separate component of stockholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

Fair Value of Financial Instruments

In accordance with the requirements of SFAS No. 107, the Company has determined the estimated fair value of financial instruments using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current assets or liabilities approximate carrying value due to the short-term maturity of the instruments.

Stock-Based Compensation

The Company accounts for stock-based compensation in respect to stock options granted to employees and officers using the intrinsic value based method in accordance with APB 25. Stock options granted to non-employees are accounted for using the fair value method in accordance with SFAS No. 123. In addition, with respect to stock options granted to employees, the Company provides pro-forma information as required by SFAS No. 123 showing the results of applying the fair value method using the Black-Scholes option pricing model.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

The Company has also adopted the provisions of the Financial Accounting Standards Board Interpretation No.44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25 ("FIN 44"), which provides guidance as to certain applications of APB 25. FIN 44 is generally effective July 1, 2000 with the exception of certain events occurring after December 15, 1998.

Income taxes

The Company follows the liability method of accounting for income taxes. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. As at December 31, 2001 the Company had net operating loss carryforwards; however, due to the uncertainty of realization the Company has provided a full valuation allowance for the deferred tax assets resulting from these loss carryforwards.

Net Loss per Common Share

Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period.
Dilutive earnings per share reflects the potential dilution of securities that could share in the earnings of the Company.
Because the Company does not have any potentially dilutive securities, the accompanying presentation is only of basic loss per share.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), which requires that goodwill not be amortized.
SFAS requires that the Company review goodwill at least annually to determine if an impairment has occurred and if so that goodwill should be reduced accordingly. The Company has determined that the implementation of this standard will not have any impact on its financial statements.
NOTE 3 - ACQUISITION OF SW HOLDINGS

By agreement dated July 2, 2001 and completed September 10, 2001, SW Systems acquired 100 % of the issued and outstanding shares of SW Holdings in exchange for 12,343,000 shares of restricted common stock of SW Systems. At the time of this transaction, the former shareholders of SW Holdings acquired 90.1% of the 13,693,000 total issued and outstanding shares of SW Systems.

This acquisition has been accounted for as a recapitalization using accounting principles applicable to reverse acquisitions with SW Holdings being treated as the accounting parent (acquirer) and SW Systems being treated as the accounting subsidiary (acquiree). The value assigned to the capital stock of consolidated SW Systems on acquisition of SW Holdings is equal to the book value of the capital stock of SW Holdings plus the book value of the net assets of SW Systems as at the date of the acquisition.

The book value of SW System's capital stock subsequent to the acquisition is calculated and allocated as follows:

        SW Holdings capital stock                     $     153,103
        SW Systems net assets (liabilities)                  (7,904)

                                                      $     145,199

        Capital stock                                 $         137
        Additional paid-in capital                          145,062

                                                      $     145,199

These consolidated financial statements include the results of operations of SW Holdings since October 13, 2000 (inception) and the results of operations of SW Systems since the date of the reverse acquisition on September 10, 2001. SW Systems had no material assets, liabilities or operations for the period from July 1, 2001 to September 10, 2001.

For the period from October 13, 2000 (inception) to September 10,
2001 the weighted average number of common shares outstanding is deemed to be 12,343,000 being the number of shares issued by SW
Systems in connection with the acquisition of SW Holdings.

NOTE 4 - LICENSE AGREEMENT

By agreement dated January 1, 2001, SW Holdings entered into an agreement with Advanced Interactive Inc. ("AII") and Advanced Interactive (Canada) Inc. ("AIC") whereby SW Holdings acquired exclusive and non-exclusive rights and licenses to commercialise, distribute and market SW Holdings related licensed technology, products and services in the United States and Canada for a period of five years. SW Holdings must pay royalties equal to 40% of net revenue received plus $10,000 per month in the first year, $20,000 per month in year two, and increasing by $8,000 per month in each of the subsequent years to a maximum of $84,000 per month. After year three, the monthly payment is reduced by the amount of royalties otherwise payable. In addition SW Holdings issued 2,500,000 shares on June 29, 2001 valued at $.01 per share or $25,000.

Effective September 10, 2001 SW Holdings, AII and AIC amended the original agreement such that AI and AIC would receive an additional 500,000 shares valued at $5,000 which SW Systems issued on September 10, 2001.

NOTE 5 - CAPITAL STOCK

To December 31, 2001, the Company has not granted any stock options and has not recorded any stock-based compensation.

SW System's capital stock transactions prior to reverse acquisition are as follows:



Deficit

Accumulated
                                                            Additional
During
                                   Number of                 paid in
Development
                                     Shares       Amount     capital
Stage            Total

Issuance of common stock for
cash at $.001 per share
- June 26, 2000                      3,000       $      -    $       3      $
-        $         3

Issuance of common stock for
cash at $.001 per share
- September 13, 2000               17,000               1          16
-                17

Net loss for the period June 26,
2000 (inception)
to December 31, 2000                    -               -           -
(4,280)           (4,280)

Balance, December 31, 2000         20,000               1          19
(4,280)           (4,260)

Issuance of common stock for
cash at $.00001 per share
- May 17, 2001                  1,000,000              10           -
-                10

Issuance of common stock for
cash at $.001 per share
- May 18, 2001                    230,000               2           -
-                 2

Issuance of common stock for
cash at $.001 per share
- June 1, 2001                    100,000               1           -
-                 1

Loss from January 1, 2001 to
date of reverse take-over               -               -           -
(3,657)           (3,657)

SW Systems balance before
reverse acquisition             1,350,000             14          346
(7,937)           (7,904)


NOTE 6 - RELATED PARTY TRANSACTIONS

Certain directors have provided cash loans totalling $16,186 at December 31, 2001. Amounts due from related parties are non-interest bearing and have no specific terms of repayment.

A director of SW Holdings received $32,607 in marketing fees.
The Company also incurred $17,300 in consulting fees to two other directors

A company controlled by a shareholder of the Company received
$3,000 in professional fees.

NOTE 7 - INCOME TAXES

The Company and its subsidiaries have tax losses which may be available to reduce future year's taxable income, that result in deferred tax assets. Management believes that the realization of the benefits from these deferred tax assets appears uncertain due to the Company's limited operating history and losses to date. Accordingly a full, deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded.

NOTE 8 - SUBSEQUENT EVENT

Subsequent to December 31, 2001 the Company received $55,000 towards private placement subscriptions.

ITEM 23: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the Company's two most recent fiscal years and any subsequent interim period, there were no disagreements with the Company's accountants on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure. In addition, there were no reportable events as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred within the Company's two most recent fiscal years and the subsequent interim periods.

Labonte & Company have been engaged as the Company's principal accountants to audit its financial statements since its inception.

                                  PART II.
                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

No statute, charter provision, article, by-law, contract or other arrangement exists under which any controlling persons, directors or officers of the Company is insured or indemnified in any manner against liability which he or she may incur acting in his or her capacity as such.

Information on this item is set forth in the prospectus under the heading "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

As the offering under this registration statement, which is a continuous offering under Rule 415, involves existing shareholders selling their shares to members of the public, the transfer agent's fees, printing and engraving, legal, accounting and other fees associated with the distribution are minimal.

Information on this item is set forth in the prospectus under the heading "Use of Proceeds."

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

The Company has engaged in sales of unregistered securities, often relying on Regulation S and Regulation D, as follows:

     1. From June 1, 2001 to July 2, 2001 the Company issued from treasury to principles of the Company (directors and officers) a total of 5,503,000. These were not sales to the public and were made for nominal consideration ($0.00001 per share of common stock). No share purchase warrants were sold during this period of time.

     2. From July 2, 2001 to September 10, 2001 the Company issued from treasury a total of 12,843,000 shares of common stock to purchase all of the issued and outstanding shares of SchoolWeb Holdings Inc. which, as a result of this purchase, is now the Company's wholly owned subsidiary. The purchase of SchoolWeb Holdings Inc. is described more fully in Description of Business earlier in this Form SB2.

     3. From September 11, 2001 to September 18, 2001 the Company issued from treasury a total of 100,000 shares of common stock at a price of $0.10 per share of common stock. The sales were exempt from registration under Regulation S as the purchasers were resident outside of the United States.

     4. On November 5, 2001 the Company issued from treasury a total of 15,000 shares of common stock at a price of $0.15 per share of common stock. The sale was exempt from registration under Regulation S as the purchaser was resident outside of the United States.

     5. From November 24, 2001 to April 30, 2002 the Company issued from treasury a total of 965,000 units, each unit comprised of one share of common stock and one share purchase warrant (exercisable for one share of common stock at an exercise price of $0.50 per share until February 28, 2004) under sales exempt from registration under Regulation S or Regulation D, Rule 506. Of the 965,000 units issued, 460,000 were issued to persons not residing in the United States and 505,000 units were issued to persons residing in the United States. Those persons residing in the United States who purchased a total of 505,000 units were each asked to review (as part of their subscription agreement) the definition of "accredited investor", to confirm in writing that they were accredited investors and to consult independent advisors regarding state and federal securities restrictions on resale of unregistered securities. A total of 9 persons were United States residents.

     Of the total of 965,000 units issued, a total of 780,000 units were issued on or before February 28, 2001 at a price of $0.20 per unit. Of the total of 965,000 units issued, a total of 185,000 units were issued between March 1, 2001 and April 30, 2001.

     The Regulation D offering is expected to close on May 31, 2002. The maximum number of units that can be sold under this offering are 750,000 units at $0.20 (for sales prior to February 28, 2001) and 500,000 units at $0.35 (for sales after February 28, 2001 and prior to the closing of the offering on May 31, 2002.

     No commission or professional fees were paid in connection with the Company's sales of unregistered securities under either Regulation S or Regulation D, Rule 506. Although not strictly required to do by Regulation D, Rule 506, in light of anti-fraud provisions and for the purpose of ensuring that potential investors were aware of the Company's financial circumstances and stage of development, all persons purchasing under Regulation S or Regulation D, Rule 506 were advised to review the Company's continuous disclosure filings and financial statements available on the EDGAR system.

ITEM 27.  EXHIBITS

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

ITEM 28.  UNDERTAKINGS

In accordance with Rule 415 and Item 512 of Regulation S-K, the undersigned company hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Vancouver in the Province of British Columbia, Canada on this 3rd day of June, 2002.

                                          "Michael Dearden"


                                           By: /s/ Michael Dearden
                                           President and Director

ITEM 27:  EXHIBITS

(a) The following exhibits are filed as part of this registration statement

NUMBER                     EXHIBIT DESCRIPTION

3.1 Articles of incorporation dated June 26, 2000 (incorporated by reference to Exhibit 3 of the Registration Statement of the Form 10-SB filed on November 6, 2000)

3.2 Certificate of Amendment to Articles of incorporation concerning name change to SchoolWeb Systems Inc.

3.3 Certificate of Amendment to Articles of incorporation concerning name change to Alternet Systems Inc.

4.1     Stock Plan for Non-Employee Directors and Consultants

4.2 Specimen Form of Share Purchase Warrants for common shares issued by the Company and allowing for a total of 1,125,000 common shares to be purchased.

5.1     Legal opinion

10.1    License Agreement between Advanced Interactive Inc.,
        Advanced Interactive (Canada) Inc., SchoolWeb Holdings Inc. (formerly Alternet Systems Inc.) dated January 1, 2001

10.2 Amendment to License Agreement between Advanced Interactive Inc., Advanced Interactive (Canada) Inc., SchoolWeb Holdings Inc. (formerly Alternet Systems Inc.) dated June 29, 2001

10.3 Amendment to License Agreement between Advanced Interactive Inc., Advanced Interactive (Canada) Inc., SchoolWeb Holdings Inc. (formerly Alternet Systems Inc.) dated July 17, 2001

10.4 Amendment to License Agreement between Advanced Interactive Inc., Advanced Interactive (Canada) Inc., SchoolWeb Holdings Inc. (formerly Alternet Systems Inc.) dated March 8, 2002

10.5 Share Purchase Agreement between the shareholders of SchoolWeb Holdings Inc. and Alternet Systems Inc. (formerly North Pacific Capital Corp.) (incorporated by reference to
       Exhibit 2.1 of the Form 8K filed on December 20, 2002)

10.6 Amendment to License Agreement between Advanced Interactive Inc., Advanced Interactive (Canada) Inc., SchoolWeb Holdings Inc. (formerly Alternet Systems Inc.) dated September 10, 2001

10.7 Solutions Partner Agreement between Hewlett Packard (Canada) Ltd. and Advanced Interactive Inc. dated March 8, 2002

10.8   Consent of Alternet Systems Inc. to the Solutions Partner
       Agreement between Hewlett Packard (Canada) Ltd. and Advanced Interactive Inc. dated March 8, 2002

10.9 Specimen form of Reseller Agreement between Alternet Systems Inc. and distributors

23.1   Consent of Accountants (see below)

23.2   Consent of Counsel (see below)